TERMINATION AGREEMENT OF AN EMPLOYMENT CONTRACT BY MUTUAL AGREEMENT AND SETTLEMENT AGREEMENT

BETWEEN

SYNIVERSE TECHNOLOGIES Sàrl, having its registered office in L-4326 Contern, 15, Rue Edmond Reuter,

Represented by Mr. Nelson Murphy

“The Employer”

AND

Mr. Morten BROGGER, residing in L-6799 Oberanven, 34 rue d’Ernster,

“The Employee”

Together referred to as the “Parties”

Whereas the Employee was hired by the Employer (formerly MACH Sàrl) in November 8, 2006 and has lastly worked as “Chief Sales Officer” according to a written employment contract (the “Contract”) which has started on July 1, 2013.

Whereas the Employee has resigned as per a letter dated August 11, 2014 with a notice period of 6 months starting on August 15, 2014 and expiring on February 2015.

The Parties have agreed on the following:

1. The Parties agree to terminate by mutual agreement the Contract in accordance with Article L.124-13 of the Labour Code.

The termination shall become effective on October 31, 2014 (the “Termination Date”). The Employee is released from the obligation to perform his duties from the date of signature of present agreement until the Termination Date.

2. The Employee agrees that he will not during a period of 10 months following the Termination Date, i.e. from November 1, 2014 until August 31, 2015 (the “Restricted Period”) as an independent worker or as an employee, own, manage, work for, operate, advise or consult, directly or indirectly, any of the following companies (the “Restricted Activities”):
- Starhome;
- NextGen;
- Comfone;
- TNS;
- SAP (Sybase/365 only);
- BICS;
- TATA Communications, and
- Amdocs

The Employee agrees that the restrictions contained in this clause are reasonable and necessary for the protection of the legitimate interests of the Employer and any company of the SYNIVERSE group and that, having regard to those interests, those restrictions do not work harshly on the Employee.

3. Subject to the Employee complying with the restrictions as described under Clause 2, the Employer shall pay the following amounts to the Employee:

•
The Employee will receive payment of his monthly remuneration for a gross amount of EUR 29,896.- for the months of August, September and October 2014 until the Termination Date. The monthly remuneration is payable per the Employer’s standard payroll practices, as a gross amount and it is understood that all deduction for taxes and social security contributions, which are compulsory in Luxembourg shall be made from each payroll amount.

•	After the Termination Date, and in counterpart for the restrictions referred to under Clause 2, the Employer shall pay to the Employee

(i)	a gross indemnity of EUR 149,479.- payable in 10 instalments of EUR 14,947.- each at the end of each month of the Restricted Period, i.e. from November 1, 2014 until August 31, 2015; and

(ii)	a gross compensation of EUR 149,479.- payable as a lump sum at the end of the Restricted Period.

The payments under (i) and (ii) shall be made after deduction of any taxes as required by the law.

4. The Employee commits himself to inform the Syniverse Chief Human Resources Officer, Leigh Hennen beforehand in writing (by email) as soon as he considers taking up a new activity remunerated or non-remunerated falling under the scope of the Restricted Activities before the expiry of the Restricted Period.

a)
Should the Employee, after having sought and obtained the Employer’s prior consent, start any of the Restricted Activities remunerated or non-remunerated before the expiry of the Restricted Period, all of the Employee’s rights under (i) and (ii) which have not yet accrued shall become null and void.

b)
Should the Employee start any of the Restricted Activities remunerated or non-remunerated without informing the Employer, and/or without having sought and obtained the Employer’s prior consent, all the Employee’s rights under (i) and (ii) shall retroactively be considered as null and void, and the Employee shall be required to immediately reimburse to the Employer any of the payments already received by the Employee under (i) and (ii). The employee is free to take up remunerated employment in other companies than the ones mentioned under Restricted Activities without invalidating the compensation terms of this agreement.

5. The Employee acknowledges that he shall remain bound after the Termination Date by certain obligations under notably Sections 16 and 20.2. of the Contract and commits to comply with such obligations.

6. The Employee’s entitlements with respect to previously granted stock options shall remain governed by the 2011 Equity Incentive Plan, the Management Stockholders Agreement and the Employee’s Stock Option Agreement dated September 6, 2013.

7. The Parties agree that Employee is entitled to retain his cell phone and that all Company software and confidential information will be removed therefrom. The Parties also agreed that the Employee shall be entitled to retain the Luxembourg phone number +352 691 756 350 currently associated with this phone number subsequent to the termination of his employment with the Company. Beginning on November 1, 2014 Employee shall be responsible for all charges associated with this cell phone.

8. The Parties shall refrain from making any negative statements on each other.

9. The Employee undertakes that on the date of signature of the present agreement, he shall resign in writing form from his directorships in all Boards of Directors of any Syniverse group company of which he is a director.

10. Without prejudice to any other duty implied by law or equity, the Employee shall not at any time hereafter utilize for his own purposes or divulge or publish to any person whomsoever or otherwise make use of any trade secret or any other confidential information concerning the clients, business, management or finances of the Employer or the

Employer’s associated companies or any of their dealings, transactions or affairs which may have come to his knowledge during or in the course of his employment with the Employer.

11. The Parties acknowledge that they have mutually fulfilled all the obligations originating from the Contract and that they do not have any further right, action or claim, of whatever legal nature and for whatever reason, against each other.

The Parties expressly agree that, subject to compliance with the terms of this agreement and with the its execution, all claims that they may have against each other are definitively abandoned, and that they will not start any legal action in connection with their past working relationship and in connection with the non-competition undertaking.

12. The Employee confirms that he has handed over to the Employer all documents, including confidential information, without having made and retained any copy and without having transferred any copy to any third party.

13. Any correspondence from the Employee to the Employer in relation to the execution of the present agreement shall exclusively be addressed to Syniverse Chief Human Resources Officer, Leigh Hennen.

14. The Parties shall not disclose to any third party the provisions of the agreement except necessary communication with the competent tax authority as it might be required from time to time and to the court, should any of the Parties want to enforce it in court.

15. The provisions of this agreement are severable. If any provisions of this agreement or its application are held invalid, the invalidity shall not affect other obligations, provisions, or applications of this agreement that can be given effect without the invalid obligations, provisions, or applications.

16. The Parties acknowledge that they are aware of the meaning and consequences of such agreement, and that their consent was not subject to constraint, and that they have had ample opportunity to consult their own legal counsel.

17. The Parties recognize that all provisions of the agreement, forming one sole agreement, are the result of reciprocal concessions.

18. This agreement is governed by Luxembourg law. The courts of Luxembourg shall have exclusive jurisdiction for any litigation arising hereunder.

Done in Contern, on 28 August 2014, in duplicate.

Each party acknowledges having received an original of the present agreement.

/Morten Brogger/                /Nelson Murphy/

The Employee                    The Employer